Exhibit 99.2

KFx Announces Completion of Transaction with Kennecott

Denver, CO, December 1, 2003 - KFx Inc. (AMEX:KFX), on November 26, 2003, completed its previously announced transaction with Kennecott Energy Company (“Kennecott”).

In accordance with the terms of the transaction, Kennecott transferred to KFx its 49% membership interest in K-Fuel LLC and the full ownership of all related technology developed by Kennecott. In return, KFx transferred its ownership interest in Pegasus Technologies, Inc. to Kennecott. Previously, Pegasus was a majority-owned subsidiary of KFx. As additional consideration, KFx will receive contingent payments of up to $8 million in the aggregate, plus accrued interest, payable out of a portion of agreed-upon cash flows generated by Pegasus.

K-Fuel LLC was formed in 1996 as a joint venture with Kennecott to be the vehicle for technical advancement and the commercialization of business opportunities arising out of the K-Fuel® technology. This transaction provides KFx with 100% ownership of K-Fuel LLC and the related patents and know how.

Ted Venners, Chairman and CEO of KFx Inc., stated, “This transaction allows management to focus its efforts exclusively on the construction of our commercial plant in Wyoming. 100% ownership of K-Fuel LLC and the related technologies gives KFx additional upside and control in commercializing the technology.”

About KFx Inc.

KFx provides total fuel solutions for the power industry. Its K-Fuel® technology is a patented process that uses heat and pressure to upgrade and refine high-moisture content coal into high BTU, environmentally clean fuel. We believe the principal benefits of the K-Fuel® technology are to broaden the use of our western coal resources by improving the heat rate and providing the electric power producers, manufacturers and other large-scale users of coal a solution for meeting the current and proposed regulations for SO2 and NOx imposed by the Clean Air Act. We further believe that K-Fuel® could play an important role in addressing the mercury issues facing western coals. K-Fuel® will help meet the country’s future energy needs in an environmentally friendly manner. The KFx web site is www.kfx.com.

Forward-Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. The Company’s actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company’s Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992